Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse®

The Capital Grille® Bahama Breeze® Seasons 52®

www.darden.com

NEWS/INFORMATION Corporate Relations P.O. Box 593330 Orlando, FL 32859

Contacts:
	(Analysts)	Matthew Stroud	(407) 245-6458
FOR RELEASE	(Media)	Rich Jeffers	(407) 245-4189
September 21, 2010
4:30 PM ET

DARDEN RESTAURANTS REPORTS 19% INCREASE IN

FIRST QUARTER DILUTED NET EARNINGS PER SHARE;

ANNOUNCES QUARTERLY DIVIDEND OF 32 CENTS PER SHARE

ORLANDO, FL, Sept. 21 – Darden Restaurants, Inc. (NYSE: DRI) today reported sales and diluted net earnings per share for the fiscal first quarter ended August 29, 2010. In the first quarter, diluted net earnings per share from continuing operations increased 19% to 80 cents, versus 67 cents in the prior year.

First quarter sales from continuing operations were $1.81 billion, compared to $1.73 billion in the prior year, a 4.2% increase. Blended same-restaurant sales for Olive Garden, Red Lobster and LongHorn Steakhouse were up 1.1% this quarter, which compares to an estimate of 0.0% for the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding Darden.

“We are pleased with our very strong financial performance this quarter and encouraged by the continued improvement in industry sales trends,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “Same-restaurant sales results for the Knapp-Track™ benchmark were one percentage point better in this quarter than in our last fiscal quarter. And, on a blended basis, our three core brands once again exceeded the industry average. Though it’s improving, the environment remains challenging. With our competitively strong brands and the talented people who drive them, we are confident we can continue to successfully handle the challenges. In fiscal 2011, we will remain focused on delivering another year of superior sales results and earnings growth while doing what’s necessary to position ourselves for sustainable, long-term success.”

Highlights for the quarter ended August 29, 2010 include the following:

•

Net earnings from continuing operations for the first quarter were $113.3 million, or 80 cents per diluted share on sales of $1.81 billion. Last year, first quarter net earnings from continuing operations were $95.0 million, or 67 cents per diluted share, on sales of $1.73 billion.

•	Total first quarter sales from continuing operations of $1.81 billion represent a 4.2% increase over the prior year.

•

In the first quarter, U.S. same-restaurant sales increased 2.7% at Olive Garden and 2.2% at LongHorn Steakhouse, and declined 1.7% at Red Lobster. These results compare to an estimate of 0.0% for the Knapp-Track™ benchmark of U.S. same-restaurant sales, excluding Darden.

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•

The Company’s Board of Directors declared a quarterly dividend of 32 cents per share on the Company’s outstanding common stock. The dividend is payable on November 1, 2010 to shareholders of record at the close of business on October 8, 2010.

•

The Company purchased almost 2.4 million shares of its common stock during the quarter. Since commencing its repurchase program in December 1995, the Company has purchased 156.5 million shares for $3.11 billion, under authorizations totaling 162.4 million shares.

Operating Highlights

OLIVE GARDEN’S first quarter sales of $877 million were 6.8% above prior year, driven by revenue from 32 net new restaurants and its U.S. same-restaurant sales increase of 2.7%. For the quarter, on a percentage of sales basis, lower restaurant labor expenses, restaurant expenses and depreciation expenses were partially offset by increased food and beverage expenses and selling, general and administrative expenses. The net result was an increase in returns and absolute operating profit for the quarter.

RED LOBSTER’S first quarter sales of $600 million were 0.8% below prior year, driven by a U.S. same-restaurant sales decrease of 1.7%, partially offset by revenue from four net new restaurants. For the quarter, on a percentage of sales basis, lower food and beverage expenses, restaurant labor expenses and restaurant expenses were partially offset by increased selling, general and administrative expenses and depreciation expenses. Absolute operating profit and returns increased for the quarter.

LONGHORN STEAKHOUSE’S first quarter sales of $226 million were 6.8% above prior year, driven by revenue from 12 net new restaurants and its same-restaurant sales increase of 2.2%. For the quarter, on a percentage of sales basis, lower food and beverage expenses, restaurant labor expenses and depreciation expenses were partially offset by increased restaurant expenses and selling, general and administrative expenses, resulting in an increase in returns and absolute operating profit for the quarter.

THE SPECIALTY RESTAURANT GROUP’S first quarter sales of $107 million were 11.7% above prior year driven by same-restaurant sales increases of 2.7% at The Capital Grille and 5.8% at Seasons 52 offset by a same-restaurant sales decrease of 0.1% at Bahama Breeze. Additionally, sales growth was driven by revenue from three new restaurants each at The Capital Grille and Seasons 52 and one new restaurant at Bahama Breeze. The Capital Grille’s first quarter sales of $54 million were 8.7% above the prior year results. Bahama Breeze’s first quarter sales of $37 million were 4.4% above the prior year results. Seasons 52’s first quarter sales of $16 million were 51% above the prior year results.

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Fiscal June, July and August 2010 U.S. Same-Restaurant Sales Results

Darden reported that U.S. same-restaurant sales for the fiscal months of June, July and August were as follows:

Olive Garden	June	July	August
Same-Restaurant Sales	+1.0%	+4.4%	+3.1%
Same-Restaurant Traffic	-1.3%	+2.6%	+1.3%
Pricing	+1.4%	+1.7%	+1.7%
Menu-mix	+0.9%	+0.1%	+0.1%

Red Lobster	June	July	August *
Same-Restaurant Sales	-2.8%	+1.0%	-2.9%
Same-Restaurant Traffic	-5.2%	-2.6%	-6.4%
Pricing	+1.5%	+1.4%	+1.4%
Menu-mix	+0.9%	+2.1%	+2.0%

LongHorn Steakhouse	June	July	August
Same-Restaurant Sales	+0.2%	+2.1%	+4.9%
Same-Restaurant Traffic	-2.4%	-0.8%	+2.6%
Pricing	+2.4%	+2.5%	+2.5%
Menu-mix	+0.2%	+0.4%	-0.2%

*	Note: The Company estimates that Red Lobster’s August same-restaurant sales results were adversely affected by approximately 300 basis points due to a shift in the timing of its “Endless Shrimp” promotion, which began two weeks later than the prior fiscal year. The start of the “Endless Shrimp” promotion shifted to the second quarter this fiscal year, compared to starting in the final week of the first quarter in the prior fiscal year.

Fiscal 2011 Outlook

Darden affirmed that it continues to anticipate, as previously reported, that reported diluted net earnings per share growth from continuing operations for fiscal 2011 will be approximately +14% to +17%. This compares to reported diluted net earnings per share from continuing operations of $2.86 in fiscal 2010. The Company reported that its earnings expectations for the fiscal year are based on (1) blended U.S. same-restaurant sales in fiscal 2011 for Red Lobster, Olive Garden and LongHorn Steakhouse of approximately +2% to +3%; (2) the opening of approximately 70 to 75 net new restaurants in fiscal 2011; and (3) total sales growth in fiscal 2011 of between +5.5% and +6.5%. Each of these estimates is consistent with the Company’s outlook disclosed at the beginning of the year.

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with over $7.1 billion in annual sales and approximately 180,000 employees. Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands — Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52 — reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

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Forward-looking statements in this news release regarding our expected diluted net earnings per share growth and U.S. same-restaurant sales for the fiscal year, total sales growth, stock repurchases, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include food safety and food-borne illness concerns, litigation, unfavorable publicity, federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, health concerns including virus outbreaks, the intensely competitive nature of the restaurant industry, factors impacting our ability to drive sales growth, the impact of the indebtedness we incurred in the RARE acquisition, our plans to expand our newer brands like Bahama Breeze and Seasons 52, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close or remodel restaurants, increased advertising and marketing costs, a failure to develop and recruit effective leaders, the price and availability of key food products and utilities, shortages or interruptions in the delivery of food and other products, volatility in the market value of derivatives, general macroeconomic factors including unemployment and interest rates, severe weather conditions, disruptions in the financial markets, a possible impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

8/29/10		8/30/09
666	Red Lobster USA	661
28	Red Lobster Canada	29

694	Total Red Lobster	690

721	Olive Garden USA	689
6	Olive Garden Canada	6

727	Total Olive Garden	695

334	LongHorn Steakhouse	322

41	The Capital Grille	38

25	Bahama Breeze	24

11	Seasons 52	8

—	Other	1

1,832	Total Restaurants	1,778

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per share data)

(Unaudited)

	13 Weeks Ended
	8/29/2010	8/30/2009

Sales	$1,806.7	$1,734.0
Costs and expenses:
Cost of sales:
Food and beverage	507.5	500.3
Restaurant labor	578.8	568.0
Restaurant expenses	279.1	267.4

Total cost of sales (1)	$1,365.4	$1,335.7
Selling, general and administrative	180.9	171.4
Depreciation and amortization	76.7	72.9
Interest, net	24.6	23.7

Total costs and expenses	$1,647.6	$1,603.7
Earnings before income taxes	159.1	130.3
Income taxes	(45.8)	(35.3)

Earnings from continuing operations	$113.3	$95.0
Losses from discontinued operations, net of tax benefit of $0.1 and $0.4, respectively	(0.2)	(0.7)

Net earnings	$113.1	$94.3

Basic net earnings per share:
Earnings from continuing operations	$0.82	$0.68
Losses from discontinued operations	—	—
Net earnings	$0.82	$0.68

Diluted net earnings per share:
Earnings from continuing operations	$0.80	$0.67
Losses from discontinued operations	—	—
Net earnings	$0.80	$0.67

Average number of common shares outstanding:
Basic	138.6	138.7
Diluted	141.7	141.3

(1) Excludes restaurant depreciation and amortization as follows:	$71.7	$69.5

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DARDEN RESTAURANTS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	8/29/2010	5/30/2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77.5	$248.8
Receivables, net	47.0	53.2
Inventories	210.0	220.8
Prepaid income taxes	—	1.5
Prepaid expenses and other current assets	57.9	52.4
Deferred income taxes	111.3	101.8

Total current assets	$503.7	$678.5
Land, buildings and equipment, net	3,444.2	3,403.7
Goodwill	517.3	517.3
Trademarks	454.0	454.0
Other assets	190.7	193.9

Total assets	$5,109.9	$5,247.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$261.2	$246.4
Short-term debt	6.0	—
Accrued payroll	128.4	161.8
Accrued income taxes	42.2	1.0
Other accrued taxes	61.6	62.0
Unearned revenues	146.5	167.2
Current portion long-term debt	75.0	225.0
Other current liabilities	427.2	391.2

Total current liabilities	$1,148.1	$1,254.6
Long-term debt, less current portion	1,409.8	1,408.7
Deferred income taxes	257.0	268.6
Deferred rent	174.0	170.1
Obligations under capital leases, net of current installments	57.3	57.6
Other liabilities	193.3	193.8

Total liabilities	$3,239.5	$3,353.4

Stockholders’ equity:
Common stock and surplus	$2,311.5	$2,297.9
Retained earnings	2,690.6	2,621.9
Treasury stock	(3,038.5)	(2,943.5)
Accumulated other comprehensive income (loss)	(82.3)	(71.1)
Unearned compensation	(10.9)	(11.2)

Total stockholders’ equity	$1,870.4	$1,894.0

Total liabilities and stockholders’ equity	$5,109.9	$5,247.4

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DARDEN RESTAURANTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	13 Weeks Ended
	8/29/10	8/30/09

Cash flows—operating activities
Net earnings	$113.1	$94.3
Losses from discontinued operations, net of tax	0.2	0.7
Adjustments to reconcile net earnings to cash flows:
Depreciation and amortization	76.7	72.9
Stock-based compensation expense	13.2	9.8
Change in current assets and liabilities and other, net	11.7	0.2

Net cash provided by operating activities of continuing operations	$214.9	$177.9

Cash flows—investing activities
Purchases of land, buildings and equipment	(113.2)	(95.7)
Proceeds from disposal of land, buildings and equipment	4.3	5.4
Increase in other assets	(0.8)	(1.9)

Net cash used in investing activities of continuing operations	$(109.7)	$(92.2)

Cash flows—financing activities
Proceeds from issuance of common stock	5.7	4.0
Dividends paid	(44.4)	(34.7)
Purchases of treasury stock	(95.6)	(2.0)
Income tax benefits credited to equity	0.8	1.0
Proceeds from issuance (repayments) of short-term debt, net	6.0	(36.8)
ESOP note receivable repayment	0.3	0.3
Principal payments on capital leases	(0.4)	(0.3)
Repayment of long-term debt	(150.3)	(0.3)

Net cash used in financing activities of continuing operations	$(277.9)	$(68.8)

Cash flows – discontinued operations
Net cash used in operating activities of discontinued operations	(0.1)	(0.4)
Net cash provided by investing activities of discontinued operations	1.5	—

Net cash provided by (used in) discontinued operations	$1.4	$(0.4)

(Decrease) increase in cash and cash equivalents	(171.3)	16.5
Cash and cash equivalents - beginning of period	248.8	62.9

Cash and cash equivalents - end of period	$77.5	$79.4

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